EXHIBIT 10.3




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                               THIRD AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT


     THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of the 6th day of May, 2015 (the "Effective Date"), by and between FREETOWN ACQUISITION COMPANY, LLC, a Massachusetts limited liability company (the "Seller"), and AMERICANN, INC., a Delaware corporation (the "Buyer" or "Purchaser").

                                    RECITALS

     WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of January 9, 2015, for the purchase and sale of those certain parcels of vacant land located at 1A & 3A Ridge Hill Road, Freetown, Massachusetts, containing approximately 52.68 acres, which parcels are more particularly described therein, as amended by a certain First Amendment to Purchase and Sale Agreement dated as of March 30, 2015, as further amended by that certain Second Amendment to Purchase and Sale Agreement dated as of May 4, 2015 (as so amended, the "Agreement");

     WHEREAS, Seller and Purchaser desire to modify the terms of the Agreement pursuant to the terms and conditions of this Amendment; and

     NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Incorporation of Recitals; Definitions. The foregoing recitals are incorporated herein. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Agreement.

     2. Closing Date. Section 6 of the Agreement is hereby deleted and replaced with the following:

          "The Deed of the Premises is to be delivered and the consideration paid at the offices of Donoghue, Barrett & Singal, P.C., One Beacon Street, Boston, MA 02108, or such other location in the greater Boston area as may be required by Buyer's mortgage lender, at 11:00 am (EST) on the date that is the earlier of (a) thirty (30) days following Buyer's receipt of the Permits (as defined below), or (b) September 1, 2015 (the "Closing Date"). It is agreed that time is of the essence of all provisions of this Agreement. The date and time of delivery of the Deed is sometimes referred to herein as the "Closing" or the "Closing Date."

          As used herein, a "Permit" or "Permits" shall mean all permits, authorizations, and approvals (including, without limitation, environmental permits and approvals, and zoning variances, exceptions and special permits) which are necessary in order to use the Premises for cannabis cultivation, processing and dispensary facility have been granted by the applicable state and local governmental agency.

          Buyer shall have the right to extend the Closing Date  pursuant to two
          (2) options to extend the Closing Date by thirty (30) days (each a "Closing Extension Option"). In order for the Buyer to exercise the first Closing Extension Option, Buyer must (a) provide Seller with

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          written notice that Buyer has elected to extend the Closing Date on or before August 25, 2015, and (b) simultaneously with the delivery of such written notice, delivers to Escrow Agent (as defined below) an additional deposit of One Hundred Thousand Dollars ($100,000) (the "First Additional Deposit"). In order for the Buyer to exercise the second Closing Extension Option, Buyer must (a) provide Seller with written notice that Buyer has elected to extend the Closing Date on or before September 25, 2015, and (b) simultaneously with the delivery of such written notice, delivers to Escrow Agent (as defined below) an additional deposit of One Hundred Thousand Dollars ($100,000) (the "Second Additional Deposit", which together with the First Additional Deposit, the "Additional Deposits", or each an "Additional Deposit"). Upon the delivery of the Additional Deposit to the Escrow Agent, such Additional Deposit shall be (i) held in accordance with Section 15,
          (ii) non-refundable to the Buyer, and (iii) credited to the Purchase Price at a successful Closing. Notwithstanding the foregoing, in the event that the Closing does not occur due to Seller's default under the terms and conditions of this Agreement, then all deposits shall be refunded to Buyer."

     3. Due Diligence Period. Section 17(A) of the Agreement is hereby deleted and replaced with the following:

          "Inspections.  Buyer shall have from the date  hereof  until 5:00 p.m.
          (EST) on May 6, 2015 (the "Due Diligence Period") to perform whatever inspections it desires and otherwise satisfy itself that it desires to acquire the Premises. Notwithstanding the foregoing, the Buyer shall have until August 4, 2015 (the "Wetlands and Permitting Period") to obtain the Wetlands Approvals (as defined herein) and any other Permits that specifically rely, or are specifically dependent (the "Wetlands Affected Permits") on the Wetlands Approval prior to the end of the Wetlands and Permitting Period. If Buyer is unable to obtain the Wetlands Approvals and Wetlands Affected Permits prior to the expiration of the Wetlands and Permitting Period, then Buyer shall have the right, at Buyer's election, to terminate this Agreement effective upon notice to Seller of the exercise of said option and receive the Deposit back. If Buyer fails to give written notice to Seller on or before the expiration of the Wetlands and Permitting Period that Buyer is not satisfied with the inspections described herein, Buyer shall be deemed to have waived the right to terminate this Agreement pursuant to this Section 17A, all Deposits shall be deemed to be non-refundable to the Buyer. If the Agreement is terminated in accordance with this Section 17A, all Deposits paid by the Buyer, and all interest thereon, shall be returned to Buyer, and the parties shall have no further obligations to each other.

          As used herein, "Wetlands Approvals" shall mean the approvals and agreements from the Town of Freetown's Conservation Commission, or other Town of Freetown boards or agencies, needed to in order for the Buyer to build the greenhouses and other improvements on the Premises within certain wetlands buffer areas, more particularly shown on the plan attached hereto as Exhibit A."

     4. Ratification and No Further Amendment. As modified by this Amendment, the Agreement is fully ratified, adopted and approved by the parties hereto effective as of the date hereof. Except as expressly set forth herein, the Agreement remains unmodified and in full force and effect.

     5. Counterparts. This Amendment may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument.

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     6.   Signatures.  Handwritten  signatures to this Amendment  transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or "PDF" file) shall be valid and effective to bind the party so signing.



                           [SIGNATURE PAGES FOLLOWING]








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     IN WITNESS  WHEREOF,  Seller and Purchaser have executed and delivered this
Amendment as of the date first above written.



SELLER:

FREETOWN ACQUISITION COMPANY, LLC, a
Massachusetts limited liability company

By: /s/ Kathleen H. Wade
    ----------------------
    Name: Kathleen H. Wade
    Title: Vice President - Legal



PURCHASER:

AMERICANN, INC., a Delaware corporation



By: /s/ Timothy R. Keogh
    ----------------------
    Name: Timothy R. Keogh
    Title:  CEO







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